Exhibit 4.5

This agreement is executed this             day of July 2008

BETWEEN

(1)	RADA Electronic Industries Ltd., a company incorporated under the laws of the State of Israel, with offices at 7 Giborei Israel St., Netanya 42504 (“RADA”); and

(2)	Faith Content Development Limited, a company organised under the laws of Hong Kong having its main place of business at 1/F King Fook Building, 30-32 Des Voeux Road C, Hong Kong(“HY”);

RADA and HY are each referred to herein as a “Party” and collectively referred to herein as the “Parties”.

RECITALS:

WHEREAS, the Parties have entered into a loan agreement dated 2 July 2008 (the “Loan Agreement”), pursuant to which HY has loaned an amount of up to US$1,500,000 to RADA;

WHEREAS, in connection with the Loan Agreement, the Parties have agreed to establish a special purpose vehicle (the “JV”), to identify, develop and commercialise products for non-military/commercial use, based on technology developed by RADA;

WHEREAS, the JV will initially focus on the development and commercialisation for non-military/commercial use of RADA’s Inertial Navigation Systems technology (“INS Technology”); and

WHEREAS, RADA has agreed to grant HY an exclusive license (the “License”) for the development and commercialisation of the INS Technology for non-military/commercial use and HY has agreed to sub-license the INS Technology to the JV, all as further detailed in this agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.	FORMATION OF THE JV

1.1.	The Parties hereby undertake to each other that as soon as practicable following the date hereof, they shall establish the JV.

1.2.	The purpose of the JV shall be to identify, develop and commercialise products for non-military/commercial use.

1.3.	The JV will be in the form of a limited liability company and will be jointly owned by RADA and HY or another entity controlled by Mr. Howard P.L. Yeung. RADA shall pledge the shares it will hold in the JV against repayment of all outstanding amounts due under the Loan Agreement and in this regard RADA will take such actions and execute and deliver such instruments and documents as will be necessary to create a first priority fixed charge in favour of HY, in respect of these shares.

1.4.	The jurisdiction of the JV will be determined, among other things, based on local tax laws that will be applicable to the JV, as well as to its shareholders.

1.5.	The Parties will determine, based on business efficacy, whether to use one JV company for the development of each technology or to establish additional JV companies.

2.	THE JV AGREEMENT

The Parties hereby undertake to each other that immediately on the formation of the JV they shall enter into a JV agreement which shall, inter alia, contain the following terms:

2.1.	The JV will initially focus on the development and commercialisation of the INS Technology for non-military/commercial use, and subject to mutual agreement and receipt of all applicable consents and approvals, may in the future focus on the commercialisation of other technologies for non-military/commercial use. Any products developed for the JV will be owned solely by the JV.

2.2.	The JV shall develop products, for non-military or commercial use either directly or by subcontracting the research and development and manufacturing to RADA on commercial terms or by subcontracting such work to third parties or by licensing third parties.

2.3.	RADA shall use its good faith best efforts to obtain all necessary Israeli Ministry of Defence (the “IMOD”) approvals on behalf of and for the benefit of the JV, should any be required. RADA shall use its good faith best efforts to obtain any other third party approvals on behalf of and for the benefit of the JV, including export licenses, and corporate approvals required to effect the transactions described in this agreement, pursuant to applicable law.

2.4.	All specific commercial arrangements between RADA, the JV and HY (including agreements between the JV and HY) will be made at arms length. As long as Mr. Howard P.L. Yeung is RADA’s controlling shareholder, such commercial arrangements will be subject to the prior approval of RADA’s Audit Committee, Board of Directors and shareholders, pursuant to the provisions of the Israeli Companies Law. RADA shall use its good faith best efforts to obtain any corporate approvals required to effect the commercial arrangements between RADA, the JV and HY pursuant to applicable law.

2.5.	Subject to the agreement of each Party as to specific terms, including payment terms, RADA’s contributions to the JV will include: products, know-how and ongoing technical support, development work, debugging, obtaining IMOD approvals (in accordance with clause 2.3 above), ensuring the JV meets Israeli export control requirements and product manufacture within Israel. RADA shall receive payment on arms-length terms, for any services that it provides to the JV, including any product engineering services.

2.6.	Subject to the agreement of each Party as to specific terms, including payment terms, HY’s contributions to the JV will include: funding or procuring funding for the JV, management/administration, product manufacture outside Israel, third party product development, commercial input and connections and marketing. HY shall receive payment for any services that it provides to the JV, including managing and marketing services.

2.7.	The JV will strive to pay to its shareholders dividends or other tax efficient payments to the extent commercially prudent.

3.	THE LICENSE AND SUBLICENSE

3.1.	RADA has granted HY a non-exclusive license to use non-military products and know-how related to the INS Technology for non-military/commercial use (the “License”). Pursuant to the terms of the License, in the event that RADA defaults on any of its obligations under the Loan Agreement, the License will convert to an exclusive license. The License includes the right to sublicense and transfer the License to the JV. HY shall sublicense the License to the JV (the “Sublicense”), provided that such Sublicense will be subject to termination in the event that RADA defaults towards HY on any of its obligations under the Loan Agreement. Upon satisfaction in full of all of RADA’s obligations and undertakings under the Loan Agreement the Sublicense will become irrevocable.

3.2.	The License and Sublicense will allow the JV to grant non-exclusive licenses for the non-military/commercial use of the INS Technology to third parties, some of which may be affiliated to and/or funded by HY. Financial recognition may be provided to either of the Parties, as applicable, for the introduction of a licensee, as will be agreed between the Parties on a case by case basis.

4.	MISCELLANEOUS

4.1.	This agreement shall be binding on and shall enure for the benefit of each Party’s successors and assigns. None of the Parties may, without the written consent of the others, assign any of their respective rights or obligations under this agreement provided that HY shall be permitted to assign or transfer any of its rights or obligations hereunder to an entity controlled by, controlling or under common control with the HY.

4.2.	No purported variation of this agreement shall be effective unless made in writing and signed by all the parties.

4.3.	Each of the Parties shall be responsible for its own costs incurred in connection herewith and the matters contemplated in this agreement.

4.4.	This agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts each of which when executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument.

4.5.	The Parties agree that this agreement is intended to govern the entire range of the relations between them pertaining to the subject matter hereof. The Parties recognise, however, that it is impractical at this stage to exhaustively and definitively identify all issues arising out or connected with the execution and implementation of this agreement, and the Parties accordingly agree that where during the formation of the JV and the drafting and execution of the JV agreement, matters are from time to time identified as requiring settlement or agreement, or where matters touched upon in this agreement remain to be clarified or expanded, the Parties will forthwith negotiate in good faith in order to reach settlement or agreement on such matter or matters.

5.	GOVERNING LAW AND JURISDICTION

5.1.	This agreement shall be governed by the laws of the State of Israel to the exclusion of the conflict if law rules and all disputes shall, if not resolved through good faith discussion, be submitted to the courts of Tel Aviv-Jaffa, Israel, which courts shall have exclusive jurisdiction on all disputes arising with respect to this agreement.

IN WITNESS whereof the Parties have executed this agreement on the day and year first before written.

For: RADA Electronics Industries Ltd.	For: Faith Content Development Limited

By: ________________	By: ________________

Name: ______________	Name: ______________

Title:________________	Title:________________